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                     July 15, 2022

       Kaes Van't Hof
       Chief Financial Officer
       Diamondback Energy, Inc.
       500 West Texas, Suite 1200
       Midland, Texas 79701

                                                        Re: Diamondback Energy,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-35700

       Dear Mr. Van't Hof:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              John Goodgame